EXHIBIT 21

Subsidiaries of Republic Bancorp, Inc.***

Name of Subsidiary	State or other Jurisdiction of Incorporation
Republic Bank & Trust Company	Kentucky

Republic Bank	Federally chartered thrift

Republic Invest Co.	Delaware

Republic Capital LLC	Delaware

Republic Bancorp Capital Trust	Delaware

Subsidiaries of Republic Bank & Trust Company***

Subsidiaries of Republic Bank***

***      Certain subsidiaries are not listed since, considered in the aggregate as a single subsidiary, they would not constitute a significant subsidiary at December 31, 2006.

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